EXHIBIT 99.1

News Release

[NEWPAGE LOGO]

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	David J. Prystash	8540 Gander Creek Drive
937-242-9093	937-242-9700	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE —

NEWPAGE CORPORATION COMPLETES $1.7 BILLION 11.375% SENIOR SECURED NOTES

OFFERING

MIAMISBURG, Ohio. – September 30, 2009. NewPage Corporation (“NewPage”) announced today the completion of its private placement offering (the “Notes Offering”) of $1.7 billion in aggregate principal amount of 11.375% Senior Secured Notes due 2014 (the “Notes”).

The net proceeds of the Notes Offering, together with approximately $5 million of borrowings under NewPage’s revolving credit facility, were used to repay all amounts outstanding under NewPage’s term loan and to pay fees and expenses of the Notes Offering.

The Notes offered by NewPage in the Notes Offering have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Notes were offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation or sale is being made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; general economic and business conditions in the United States and Canada and elsewhere; the ability of our customers to continue as a going concern, including our ability to collect accounts receivable according to customary business terms; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The Company does not intend, and undertakes no obligation, to update any forward-looking statements.

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